                                                                    EXHIBIT 10.6


                      TERMINATION OF EMPLOYMENT ARRANGEMENT

                            FOR MELVIN A. RHINELANDER


SEVERANCE:        Severance pay is equivalent to 1 month per year of service
                  (currently 22.5 months) to a maximum of 24 months by August 7, 2001. Severance is based on total compensation. It is agreed that any gap between severance and Age 55 (ie. approved retirement date) may be bridged by taking the pension value
                  (70% of last 36 months pay) and commencing the pension immediately following the end of the severance period. The pension would be reduced by an actuarial equivalent value such that there would be no additional cost to the Company.